As filed with the Securities and Exchange Commission on June 15, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BEACHBODY COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-3222090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Continental Blvd, Suite 400

El Segundo, California 90245

(Address of Principal Executive Offices) (Zip Code)

The Beachbody Company, Inc. 2021 Incentive Award Plan

The Beachbody Company, Inc. 2021 Employee Stock Purchase Plan

The Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan

(Full title of the plan)

Carl Daikeler

Chief Executive Officer

The Beachbody Company, Inc.

400 Continental Blvd, Suite 400

El Segundo, CA 90245

(Name and address for agent for service)

(310) 883-9000

(Telephone number, including area code, of agent for service)

Copies to:

Steven B. Stokdyk

10250 Constellation Blvd, Suite 1100

Los Angeles, California 90067

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional (i) 31,087,294 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of The Beachbody Company, Inc. (the “Registrant,” “we,” “us,” “our” and similar terms) to be issued pursuant to the Registrant’s 2021 Incentive Award Plan (the “2021 Plan”) and (ii) 6,217,458 shares of Class A Common Stock to be issued pursuant to the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP” and, together with the 2021 Plan, the “Plans”), in each case that became available on each of January 1, 2022 and January 1, 2023 as a result of the operation of an automatic annual increase provision therein, and for which a Registration Statement on Form S-8 of the Registrant relating to the Plans is effective.

This Registration Statement is also being filed for the purpose of registering 23,883,265 shares of the Registrant’s Class A Common Stock to be issued pursuant to the Registrant’s 2023 Employment Inducement Incentive Award Plan (the “Inducement Plan”) adopted by the Registrant’s board of directors on June 14, 2023. The Inducement Plan provides for, among other things, the grant of non-qualified stock options, restricted stock units, restricted stock awards, performance awards, dividend equivalents, deferred stock awards, deferred stock units, stock payments and stock appreciation rights. The Inducement Plan was adopted by the Registrant’s board of directors without stockholder approval pursuant to New York Stock Exchange Listing Rule 303A.08.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Securities and Exchange Commission (the “SEC”) will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

a) Our Annual Report on Form 10-K for the year ended December  31, 2022 filed with the SEC on March  16, 2023, as amended on April 28, 2023.

b) Our Quarterly Report on Form 10-Q for the year ended March 31, 2023 filed with the SEC on May 8, 2023.

c) Our Current Reports on Form 8-K filed with the SEC on February  17, 2023, April  14, 2023 and June 15,2023.

d) The description of the Registrant’s common stock contained in Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not appliable.

ITEM 8.	EXHIBITS

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number		Incorporated by Reference				Filed or Furnished Herewith
	Description	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of The Beachbody Company, Inc.	8-K	001-39735	3.1	Jul. 1, 2021

4.2	Amended and Restated Bylaws of The Beachbody Company, Inc.	8-K	001-39735	3.2	Jul. 1, 2021

4.3	Specimen Class A Common Stock Certificate of The Beachbody Company, Inc.	8-K	001-39735	4.1	Jul. 1, 2021

5.1	Opinion of Latham & Watkins LLP					X

23.1	Consent of Ernst & Young LLP					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement					X

99.1	The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	001-39735	10.2	Jul. 9, 2021

99.2	The Beachbody Company, Inc. 2021 Employee Stock Purchase Plan.	8-K	001-39735	10.3	Jul. 9, 2021

99.3	Form of Stock Option Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	001-39735	10.4	Jul. 9, 2021

99.4	Form of RSU Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	001-39735	10.5	Jul. 9, 2021

99.5	Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.11 to Amendment No. 5 to the S-4).	8-K	001-39735	10.6	Jul. 9, 2021

99.6	The Beachbody Company, Inc. Amended and Restated 2020 Equity Compensation Plan.	8-K	001-39735	10.7	Jul. 9, 2021

99.7	The Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan.	8-K	001-39735	10.2	Jun. 15, 2023

99.8	Form of Stock Option Agreement pursuant to The Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan.					X

99.9	Form of RSU Agreement pursuant to The Beachbody Company, Inc. 2023 Employment Inducement Incentive Award Plan.					X

107	Filing Fee Table					X

ITEM 9.	UNDERTAKINGS

(a) The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on June 15, 2023.

The Beachbody Company, Inc.

By:	/s/ Marc Suidan
Name: Marc Suidan
Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Carl Daikeler and Marc Suidan, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on June 15, 2023.

Signature	Title	Date

/s/ Carl Daikeler	Chief Executive Officer and Director	June 15, 2023
Carl Daikeler	(Principal Executive Officer)

/s/ Marc Suidan	Chief Financial Officer	June 15, 2023
Marc Suidan	(Principal Financial Officer and Principal Accounting Officer)

Executive Chairman
Mark Goldston

/s/ Mary Conlin	Director	June 15, 2023
Mary Conlin

/s/ Kristin Frank	Director	June 15, 2023
Kristin Frank

/s/ Michael Heller	Director	June 15, 2023
Michael Heller

/s/ Ann Lundy	Director	June 15, 2023
Ann Lundy

/s/ Kevin Mayer	Director	June 15, 2023
Kevin Mayer

/s/ John Salter	Director	June 15, 2023
John Salter

/s/ Ben Van de Bunt	Director	June 15, 2023
Ben Van de Bunt